Flexsteel Industries, Inc. Reports Strong Fiscal Second Quarter 2026 Results

Dubuque, Iowa – February 2, 2026 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported second quarter fiscal 2026 results.

Key Results for the Second Quarter Ended December 31, 2025

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Net sales for the quarter of $118.2 million compared to $108.5 million in the prior year quarter, an increase of 9.0%.
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GAAP operating income of $9.0 million or 7.6% of net sales compared to $11.7 million or 10.7% of net sales in the prior year quarter.
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Adjusted operating income of $9.0 million or 7.6% of net sales for the second quarter compared to $6.7 million or 6.1% of net sales in the prior year quarter.
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GAAP net income per diluted share of $1.18 for the current quarter compared to $1.62 in the prior year quarter.
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Adjusted net income per diluted share of $1.18 for the quarter compared to $0.95 in the prior year quarter.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I’m pleased with our second quarter results and the way our teams continue to execute in a highly dynamic environment,” said Derek Schmidt, CEO of Flexsteel Industries, Inc. “Despite uneven industry demand and a rapidly evolving tariff landscape, we delivered 9% year-over-year sales growth and meaningful profit improvement in the quarter. Our performance reflects the quality and balance of our growth, driven by new product introductions, share gains with strategic accounts, and continued progress in casegoods and health and wellness. Just as importantly, our results demonstrate the operating discipline and agility we’ve built into the organization over the past several years.”

Mr. Schmidt continued, “While macroeconomic conditions and consumer demand remain inconsistent, we are navigating these challenges with a clear focus on execution. Our margin performance this quarter reflects structural improvements in how we operate, including productivity gains, cost discipline, and thoughtful product portfolio management. Tariffs continue to represent a significant source of uncertainty for the industry, and while we expect near-term pressure on demand and margins as higher-cost inventory flows through, we are actively managing pricing, costs, and our supply chain to mitigate the impact over time.”

Mr. Schmidt concluded, “Flexsteel enters this period with a strong balance sheet, solid profitability, and a clear strategic roadmap. We remain confident in our ability to adapt quickly to external change while continuing to invest in innovation, consumer-led product development, and our retail partnerships. These capabilities position us well to navigate near-term volatility, continue gaining share, and drive sustainable long-term growth and shareholder value."

Operating Results for the Second Quarter Ended December 31, 2025

Net sales were $118.2 million for the second quarter compared to net sales of $108.5 million in the prior year quarter, an increase of $9.7 million, or 9.0%. The increase was driven by higher unit volume in sourced soft seating products and pricing from tariff surcharges, partially offset by lower unit volume in our made-to-order soft seating products and homestyles branded ready-to-assemble category.

Gross margin for the quarter ended December 31, 2025, was 22.7%, compared to 21.0% for the prior-year quarter, an increase of 170 basis points (“bps”). The 170-bps increase was primarily driven by favorable sales composition of higher margin products, partially offset by the dilutive impact of tariffs.

Selling, general and administrative (SG&A) expenses increased to 15.1% of net sales in the second quarter of fiscal 2026 compared with 14.9% of net sales in the prior year quarter. The increase was primarily due to investments in growth initiatives.

Operating income for the quarter ended December 31, 2025, was $9.0 million compared to $11.7 million in the prior-year quarter. Adjusted operating income for the quarter ended December 31, 2025 was $9.0 million compared to $6.7 million in the prior year quarter, an increase of 35%.

The Company reported income tax expense of $2.7 million, or an effective rate of 28.9%, during the second quarter compared to tax expense of $2.6 million, or an effective rate of 22.4%, in the prior year quarter.

The Company reported net income of $6.6 million, or $1.18 per diluted share, for the quarter ended December 31, 2025, compared to net income of $9.1 million, or $1.62 per diluted share, in the prior year quarter. Adjusted net income for the quarter ended December 31, 2025, was $6.6 million or $1.18 per diluted share compared to adjusted net income of $5.3 million or $0.95 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $36.8 million and working capital (current assets less current liabilities) of $126.0 million, and availability of approximately $54.1 million under its secured line of credit.

Capital expenditures for the six months ended December 31, 2025, were $3.1 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, February 3, 2026, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through February 10, 2026: 855-669-9658 (domestic) or 412-317-0088 (international)
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Replay access code: 1354547
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10205900/10316d9afac and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest residential furniture manufacturers, importers, and marketers in the U.S., known for crafting comfortable, durable seating and timeless designs for rooms throughout the home. For more than 130 years, Flexsteel has built furniture with care, highlighted by its patented Blue Steel Spring technology that delivers lasting comfort and support. Today, Flexsteel products are available nationwide through retail partners and online channels, helping people create inviting, livable spaces they can enjoy for years to come.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause the Company’s results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2025	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,771	$40,006
Trade receivables, net	41,832	35,229
Inventories	95,091	89,135
Other	14,903	8,002
Total current assets	188,597	172,372

NONCURRENT ASSETS:
Property, plant and equipment, net	37,176	36,212
Operating lease right-of-use assets	38,835	41,545
Other assets	25,586	32,357

TOTAL ASSETS	$290,194	$282,486

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$28,862	$25,617
Accrued liabilities	33,772	36,397
Total current liabilities	62,634	62,014

LONG-TERM LIABILITIES
Other liabilities	48,694	52,610
Total liabilities	111,328	114,624

SHAREHOLDERS' EQUITY	178,866	167,862

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$290,194	$282,486

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$118,249	$108,483	$228,688	$212,490
Cost of goods sold	91,425	85,678	175,918	167,318
Gross profit	26,824	22,805	52,770	45,172
Selling, general and administrative expenses	17,827	16,142	34,786	32,462
(Gain) on disposal of assets held for sale	—	(4,991)	—	(4,991)
Operating income	8,997	11,654	17,984	17,701
Other income (expense):
Interest income	353	31	744	31
Interest (expense)	—	(19)	—	(70)
Income before income taxes	9,350	11,666	18,728	17,662
Income tax expense	2,706	2,612	4,757	4,468
Net income and comprehensive income	$6,644	$9,054	$13,971	$13,194
Weighted average number of common shares outstanding:
Basic	5,342	5,247	5,325	5,225
Diluted	5,633	5,582	5,622	5,554
Earnings per share of common stock:
Basic	$1.24	$1.73	$2.62	$2.53
Diluted	$1.18	$1.62	$2.49	$2.38

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2025	2024
OPERATING ACTIVITIES:
Net income	$13,971	$13,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,700	1,853
Deferred income taxes	3,362	1
Stock-based compensation expense	2,261	2,101
Provision for credit losses	113	4
Loss (gain) on disposition of property, plant and equipment	101	(4,987)
Changes in operating assets and liabilities	(16,387)	(3,075)
Net cash provided by operating activities	5,121	9,091
INVESTING ACTIVITIES:
Proceeds from sale of investments	—	1,155
Proceeds from sales of property, plant and equipment	4	6,704
Capital expenditures	(3,099)	(1,334)
Net cash (used in) provided by investing activities	(3,095)	6,525
FINANCING ACTIVITIES:
Dividends paid	(2,217)	(1,760)
Treasury stock purchases	(1,130)	—
Proceeds from line of credit	—	202,344
Payments on line of credit	—	(207,262)
Proceeds from issuance of common stock	30	141
Shares withheld for tax payments on vested shares and options exercised	(1,944)	(2,051)
Net cash (used in) financing activities	(5,261)	(8,588)
(Decrease) increase in cash and cash equivalents	(3,235)	7,028
Cash and cash equivalents at beginning of the period	40,006	4,761
Cash and cash equivalents at end of the period	$36,771	$11,789

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and six months ended December 31, 2025 and 2024:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2025	2024	2025	2024
Reported GAAP operating income	$8,997	$11,654	$17,984	$17,701
(Gain) on disposal of assets held for sale	—	(4,991)	—	(4,991)
Adjusted operating income	$8,997	6,663	$17,984	$12,710

GAAP operating margin	7.6%	10.7%	7.9%	8.3%
Adjusted operating margin	7.6%	6.1%	7.9%	6.0%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and six months ended December 31, 2025 and 2024:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2025	2024	2025	2024
Reported GAAP net income	$6,644	$9,054	$13,971	$13,194
(Gain) on disposal of assets held for sale	—	(4,991)	—	(4,991)
Tax impact of the above adjustments(1)	—	1,231	—	1,231
Adjusted net income	$6,644	$5,294	$13,971	$9,434

(1) Effective tax rate of 24.66% was used to calculate the three and six months ended December 31, 2024

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and six months ended December 31, 2025 and 2024:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Reported GAAP diluted earnings per share	$1.18	$1.62	$2.49	$2.38
(Gain) on disposal of assets held for sale	—	(0.89)	—	(0.90)
Tax impact of the above adjustments(1)	—	0.22	—	0.22
Adjusted diluted earnings per share	$1.18	$0.95	$2.49	$1.70

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 24.66% was used to calculate the three and six months ended December 31, 2024

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com